Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

March 21, 2023

Here Collection LLC 1111 Brickell Ave, 10th Floor Miami, FL 33131

Re:	Securities Qualified under Post-Qualification Amendment on Form 1-A

We have acted as counsel to you in connection with your filing with the Securities and Exchange Commission of a Post-Qualification Amendment on Form 1-A (File No. 024-12096) (as amended or supplemented, the “Post-Qualification Amendment”) pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Post-Qualification Amendment and the offering by Here Collection LLC, a Delaware series limited liability company (the “Company”), of up to 3,683,787 of the Company’s Series Interests representing limited liability company interests of the Company (the “Series Interests”), consisting of Series Interests of each of the open series of the Company as listed in the Post-Qualification Amendment. The Series Interests are being sold to the several purchasers named in, and pursuant to, the several subscription agreements between the Company and such purchasers, a form of which is included in the Post-Qualification Amendment as Exhibit 4.1 (collectively, the “Subscription Agreements”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware Limited Liability Company Act.

Based on the foregoing, we are of the opinion that, upon issuance and delivery by the Company against payment therefor in accordance with the Subscription Agreements, the Series Interests will be validly issued and holders of the Series Interests will have no obligation to make any further payments for the purchase of the Series Interests or contributions to the Company solely by reason of their ownership of the Series Interests.

We hereby consent to the inclusion of this opinion as Exhibit 12 to the Post-Qualification Amendment and to the references to our firm under the caption “Legal Matters” in the Post-Qualification Amendment. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP